Exhibit 99.3

THE ELMET GROUP CO.

FORM OF
NOMINATING & CORPORATE GOVERNANCE COMMITTEE CHARTER

Adopted: April 17, 2026

This Nominating & Corporate Governance Committee Charter was adopted by the Board of Directors (the “Board”) of The Elmet Group Co., a Delaware corporation (the “Company”).

I. Purpose

The purpose of the Nominating & Corporate Governance Committee (the “Committee”) of the Board is to assist the Board in discharging the Board’s responsibilities regarding:

(a)	the identification, evaluation and recommendation of qualified candidates to become Board members – the Committee shall seek to develop a Board that reflects the backgrounds, experiences, expertise, skill sets and viewpoints deemed desirable by the Committee;

(b)	the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

(c)	the selection of candidates to fill any vacancies on the Board;

(d)	the selection of members to the Committees of the Board;

(e)	the oversight of the implementation of and monitoring compliance with the Company’s Code of Business Conduct other than with respect to complaints regarding accounting or auditing issues as more fully set forth in the Company’s Audit Committee Charter;

(f)	periodically review the Company’s policies and practices regarding corporate social responsibility/ESG, including with respect to the environment, sustainability and social activities – such review will include a review of the Company’s risks related to ESG;

(g)	Board, Committee, and director evaluations; and

(h)	periodic review of the Company’s Corporate Code of Business Conduct and Ethics, this Charter and other Company governance documents as appropriate.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws (as in effect from time to time) and applicable law. The powers and responsibilities delegated by the Board to the Committee, in this Charter or otherwise, shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval but subject always to compliance with applicable laws and the Company’s bylaws, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the

Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers delegated to it.

II. Membership

The Committee shall be comprised of two or more directors, each of whom in the determination of the Board (a) satisfies the independence requirements of the Nasdaq Stock Market LLC (“Nasdaq”) and (b) has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. The Board may designate one or more directors as alternate members of the Committee, who may replace any absent or disqualified member at any meeting of the Committee. If a member of the Committee and such member’s alternate, if alternates are designated by the Board, are absent or disqualified, the member or members of the Committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member, so long as such replacement member of the Committee satisfies the requirements for membership provided herein.

III. Meetings and Procedures

Meetings of the Committee may be called by the Chair, or two or more other members of the Committee, or the Chair of the Board upon notice given at least twenty-four hours prior to the meeting, or upon such shorter notice as shall be approved by the Committee. The Chair of the Committee (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Chairman of the Committee shall designate a secretary for each meeting who shall record minutes of all formal actions of the Committee. A majority of the Committee members, present in person or by means of telephone or video conference or other methods of simultaneous communication by electronic, audio, audio-visual or other similar means or other technology by which all Committee members participating in the meeting are able to hear and be heard by or to communicate with all the other Committee members participating, shall constitute a quorum. A majority of the members present shall decide any questions brought before the Committee, except to the extent otherwise required by the Company’s certificate of incorporation or bylaws (each as in effect from time to time). The Committee shall have the authority to fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating the Committee, and so long as such rules are not inconsistent with any provisions of the Company’s bylaws that are applicable to the Committee. Meetings of the Committee may be held by means of telephone or video conference or other methods of simultaneous communication by electronic, audio, audio-visual or other similar means or other technology by which all Committee members participating in the meeting are able to hear and be heard by or to communicate with all the other Committee members participating. Unless otherwise restricted by the Company’s certificate of incorporation or bylaws, any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if all members of the Committee consent thereto in writing, and the writing or writings are filed with the minutes of the Committee.

The Committee shall meet as often as it determines advisable to fulfill the Committee’s duties and responsibilities, but at least quarterly and more frequently as the Committee deems necessary or desirable.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

The Committee shall have full, unrestricted access to Company records and personnel as necessary or appropriate in carrying out its duties.

The Committee shall keep regular minutes of any meetings (unless actions are taken and reported to the Committee’s satisfaction in the minutes of the Board meetings). Any such minutes kept by the Committee shall be distributed to each member of the Committee. The Secretary of the Company shall maintain the approved signed minutes for filing with the corporate records of the Company. The Chair shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.

IV. Powers and Responsibilities

1. The Committee shall identify and evaluate candidates that the Committee believes are qualified to become Board members.

2. (a) At an appropriate time prior to each annual or special meeting of stockholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

(b) At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall recommend to the Board for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, based on the needs of the Company and evaluation of the candidate for nomination has found to be well qualified and willing and available to serve.

(c) For purposes of (a) and (b) above, the Committee may consider the criteria for Board membership as may from time to time be approved by the Board and as may be set forth in the Company’s Code of Business Conduct and Ethics among any other criteria the Committee shall deem appropriate.

3. The Committee shall, at least annually, review the performance of each current director and shall consider the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term.

4. The Committee shall consider potential director candidates recommended by stockholders in the same manner candidates are identified by the Committee, provided that such recommendation is made in accordance with the Company’s procedures for nomination of directors by stockholders as provided in the Company’s bylaws and proxy statement.

5. In appropriate circumstances, the Committee, in its discretion, shall consider and may recommend the removal of a director for cause, in accordance with the applicable law, provisions of the Company’s certificate of incorporation, bylaws and any Code of Business Conduct and Ethics standards.

6. The Committee shall, at least annually, review the composition of the various Board Committees and, as appropriate, make recommendations to the Board for Committee membership.

7. The Committee shall oversee the implementation and monitoring of compliance with the Company’s Code of Business Conduct and Ethics other than with respect to matters involving auditing and accounting issues as more fully set forth in Section III of the Company’s Audit Committee Charter.

8. The Committee shall oversee the evaluation of the Board and its Committees in the Board’s annual review of its performance and will make appropriate recommendations to improve performance.

9. The Committee shall also evaluate and make recommendations with respect to Board size and compensation and practices regarding the succession of directors, taking into consideration the following factors, among others:

(a)	the strategy and business activities of the Company;

(b)	the strengths, weaknesses and performance of the Company;

(c)	the duties and activities of the Board;

(d)	the experience, expertise, capabilities, and skills; and

(e)	the diversity of the members of the Board including diversity of age, gender identity, nationality, race, ethnicity and sexual orientation, both individually and collectively.

10. In accordance with the Company’s Code of Business Conduct and Ethics that may from time to time be adopted by the Board, the Committee shall consider, develop and recommend to the Board such policies and procedures with respect to the nomination of directors or other corporate governance matters as may be required or required to be disclosed pursuant to any rules promulgated by the Securities and Exchange Commission or otherwise considered to be desirable and appropriate in the discretion of the Committee.

11. The Chair of the Committee shall discuss with the Compensation Committee of the Board the Company’s ability to recruit and retain highly qualified and capable directors, taking into consideration the amount and type of compensation afforded to non-management directors at other similarly situated companies.

12. In accordance with the Company’s Code of Business Conduct and Ethics as may from time to time be adopted by the Board, the Chair of the Committee shall be notified of a director’s intent to join another public company board prior to accepting such other position. The Chair of the Committee will determine if any potential conflicts of interest or compliance concerns exist and will then provide this information to the Committee for review and approval of the position. A director shall also notify the Chairman of the Board and the Chair of the Committee if the director experiences a significant change in professional roles or responsibility and must tender his/her resignation. The Committee will then make a recommendation to the Board regarding whether to accept or reject such resignation and the Board may take action accepting or rejecting such resignation in its discretion.

13. The Committee shall, at least annually, review the institutional affiliations of directors and management candidates for director positions for purposes of the Board’s determination of director independence and for possible conflicts of interest.

14. The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

15. The Committee shall periodically report to the Board on its findings and actions.

16. The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s certificate of incorporation, bylaws and applicable law and SEC and NASDAQ rules.